EXHIBIT 99.1

Contact:
Gerard M. Hayden, Jr.
Chief Financial Officer
(615) 301-3163
ir@healthstream.com

Media:
Mollie Elizabeth Condra
AVP, Communications, Research, & Investor Relations
(615) 301-3237
mollie.condra@healthstream.com

HEALTHSTREAM ANNOUNCES FIRST QUARTER 2009 RESULTS

NASHVILLE, Tenn. (April 27, 2009)—HealthStream, Inc. (NASDAQ: HSTM), a leading provider of learning and research solutions for the healthcare industry, announced today results for the first quarter ended March 31, 2009.

Highlights:

•	Revenues of $13.6 million in the first quarter of 2009, up 19% over the first quarter of 2008

•	Net income of $900,000 in the first quarter of 2009, up from $66,000 in the first quarter of 2008

•	Earnings per share (EPS) of $0.04, up from $0.00 for same period last year

•	Adjusted EBITDA of $2.3 million in the first quarter of 2009, up from $1.4 million in the first quarter of 2008

Financial Results:
First Quarter 2009 Compared to First Quarter 2008
Revenues for the first quarter of 2009 increased $2.2 million, or 19 percent, to $13.6 million, compared to $11.4 million for the first quarter of 2008. The Company’s revenue mix during both the first quarter of 2009 and 2008 was comprised of 66 percent of revenues from HealthStream Learning and 34 percent from HealthStream Research.

Revenues from HealthStream Learning increased by $1.5 million when compared to the first quarter of 2008. Of this increase, $1.1 million was derived from our Internet-based subscription learning products, which includes revenue increases from the HealthStream Learning Center® (HLC) of $498,000 and from courseware subscriptions and online training services of $591,000. Revenues from these products increased 17 percent over the prior year quarter and approximated $7.6 million for the first quarter of 2009. Revenues associated with implementation, development, and consulting services increased $559,000 over the prior year quarter. This increase in revenues was partially offset by a decline in revenues from live events, study guides, and other project-based activities, which collectively declined $151,000 from the same quarter in the prior year.

Revenues from HealthStream Research increased $701,000 when compared to the first quarter of 2008. HealthStream Research provides four survey product lines: patient, physician, employee and community. This revenue growth is attributable to increased volumes compared to the prior year quarter.

Gross margin, which we define as revenues less cost of revenues (excluding depreciation and amortization) divided by revenues, increased to 61 percent for the first quarter of 2009 from 60 percent for the first quarter of 2008. The improvement in gross margin resulted from changes in revenue mix and related cost of revenues. In HealthStream Research, we experienced improved gross margins compared to the prior year quarter, and in HealthStream Learning, gross margins were comparable to the same quarter in the prior year.

Other operating expenses, including product development, sales and marketing, depreciation and amortization, and other general and administrative expenses collectively increased by 8 percent over the prior year quarter. These expense increases resulted primarily from increased spending associated with product development, additions within our sales teams, and increases in other general and administrative expenses.

Net income for the first quarter of 2009 improved to $878,000, or $0.04 per share (diluted), compared to $66,000, or $0.00 per share (diluted), for the first quarter of 2008.

Adjusted EBITDA (which we define as net income before interest, income taxes, share-based compensation, and depreciation and amortization) was $2.3 million for the first quarter of 2009, compared to $1.4 million for the first quarter of 2008. This improvement is consistent with the factors mentioned above. Our reconciliation of this calculation to measures under generally accepted accounting principles is attached in the Summary Financial Data.

Other Financial Indicators
At March 31, 2009, the Company had cash and related interest receivable of $4.8 million, compared to $4.1 million at December 31, 2008. The increase in cash resulted from favorable operating results, but was partially offset by capital expenditures. Capital expenditures and capitalized feature enhancement development totaled approximately $0.8 million for the first quarter of 2009.

Our days sales outstanding (DSO), which we calculate by dividing the accounts receivable balance, excluding unbilled and other receivables, by average daily revenues for the quarter, approximated 69 days for the first quarter of 2009 compared to 57 days for the first quarter of 2008. The increase in DSO is due to payment delays from customers, as well as higher balances with several customers that were billed in advance for annual fees rather than on a monthly subscription basis.

HealthStream Learning Update
HealthStream supports healthcare organizations in delivering quality patient care, creating safer hospitals, meeting regulatory training requirements, and developing professional skills through our innovative learning solutions. To this end, we provide a range of learning solutions that include: the HLC—our Internet-based learning platform, a wide range of professional, clinical, and regulatory content subscriptions, an online authoring/self-publishing tool, and learning activities for healthcare professionals sponsored by pharmaceutical and medical device companies.

At March 31, 2009, approximately 1,768,000 healthcare professionals were fully implemented to use our Internet-based HLC for training and education. Revenue recognition commences when a contract is fully implemented. This number is up from approximately 1,594,000 at March 31, 2008. The total number of contracted subscribers at March 31, 2009 was approximately 1,896,000 up from 1,728,000 at March 31, 2008. “Contracted subscribers” include both those already implemented (1,768,000) and those in the process of implementation (128,000).

Customers representing approximately 101 percent of subscribers that were up for renewal did renew in the first quarter of 2009, while our renewal rate based on the annual contract value was approximately 98 percent. Our renewal rates reflect the addition of subscribers compared to previously contracted amounts combined with any pricing adjustments that may occur at renewal. The renewal rates for the first quarter of 2009 compare to a subscriber renewal rate of 93 percent and an annual contract value renewal rate of 99 percent during the first quarter of 2008.

HealthStream Research Update
We support healthcare organizations with research solutions that provide valuable insight about patients’ experiences, workforce engagement, physician relations, and community perceptions of hospital services. This insight, in turn, provides data-driven roadmaps for organizational and workforce development—which can be achieved through HealthStream’s learning solutions. Our primary research solutions include physician, employee, patient, and community surveys that deliver insight, analysis, and industry benchmarks to healthcare organizations.

During the first quarter of 2009, HealthStream Research added several new healthcare organization customers, including St. Elizabeth Medical Center, Decatur County Memorial Hospital, and Portneuf Medical Center. Among our existing research customers, nine renewed their contracts for multiple survey products in the first quarter, including LifePoint Hospitals. Twenty-eight existing research customers chose to contract for more research services in the first quarter in addition to the current services they receive from HealthStream Research.

Financial Expectations
In a press release dated February 25, 2009 we provided guidance for the full year 2009. Those financial expectations, which the Company is reiterating, are as follows:

The Company expects that consolidated revenues for the full year 2009 will grow by 13 percent to 15 percent. We anticipate revenue growth in the Learning segment to be in the 16 percent to 18 percent range and the Research segment’s revenue to increase by approximately 7 percent to 9 percent.

We expect the consolidated gross margin to be similar to our full year 2008 results. We also anticipate that operating expenses, including product development, sales and marketing, depreciation and amortization and other general and administrative expense will grow in the range between 11 percent and 13 percent when compared to the Company’s full year 2008 levels for these categories.

We anticipate that operating income will increase 20 percent to 60 percent for the full year of 2009 versus our 2008 results. Net income, before the impact of any potential future realized income tax benefit resulting from reduction of our income tax valuation allowance in 2009 is expected to grow by 20 percent to 60 percent over 2008 net income before our $375,000 income tax benefit.

We anticipate that fully diluted earnings per share for 2009, based on the net income described in the previous paragraph, will range between $0.14 and $0.18 per share.

We expect that capital expenditures, including hardware, software and capitalized software development for new features, enhancements and content development will range between approximately $3.0 to $3.5 million in 2009.

Robert A. Frist, Jr., chief executive officer, commented, “We finished the first quarter of 2009 with balanced growth among our product lines, with revenues from our Learning and Research segments up 20 percent and 18 percent, respectively, over the same quarter in the prior year. With solid growth and diligent expense management, adjusted EBITDA improved 64 percent compared to the first quarter of 2008 and net income was $900,000 in the first quarter compared to $66,000 in the same period last year. These results give us confidence to reiterate our financial outlook for full-year 2009 where we expect net income to grow by 20 to 60 percent over 2008.”

A conference call with Robert A. Frist, Jr., chief executive officer, Gerard M. Hayden, Jr., senior vice president and chief financial officer, and Mollie Condra, senior director of communications, research, and investor relations will be held on Wednesday, April 29, at 9:00 a.m. (EST). To listen to the conference, please dial 800-406-5356 (no passcode needed) if you are calling within the domestic U.S or Canada. If you are an international caller, please dial 913-312-0699 (no passcode needed). The conference may also be accessed by going to http://ir.healthstream.com/events.cfm for the simultaneous Webcast of the call, which will subsequently be available for replay. The replay telephone numbers are 888-203-1112 (passcode #5031544) for U.S. and Canadian callers and 719-457-0820 (passcode #5031544) for international callers.

About HealthStream
HealthStream (NASDAQ: HSTM) is a leading provider of research and learning solutions for the healthcare industry, transforming insight into action to deliver outcomes-based results for healthcare organizations. Through HealthStream’s learning solutions—which have been contracted by approximately 1.9 million hospital-based healthcare professionals—healthcare organizations create safer environments for patients, increase clinical competencies of their workforces, and facilitate the rapid transfer of the latest knowledge and technologies. Through our research products, executives from healthcare organizations gain valuable insight about patients’ experiences, workforce challenges, physician relations, and community perceptions of their services. Based in Nashville, Tennessee, HealthStream has two satellite offices. For more information about HealthStream’s learning and research solutions, visit www.healthstream.com or call us at 800-933-9293.

HEALTHSTREAM, INC.
Summary Financial Data
(In thousands, except per share data)

	Three Months Ended
	March 31,
	2009	2008
Revenues	$13,619	$11,422
Operating expenses:
Cost of revenues (excluding depreciation and amortization)	5,268	4,528
Product development	1,534	1,285
Sales and marketing	2,714	2,552
Depreciation and amortization	1,266	1,246
Other general and administrative	1,901	1,767

Total operating expenses	12,683	11,378
Operating income	936	44
Other income (expense), net	(1)	22

Income before income taxes	935	66
Income tax provision	57	—

Net income	$878	$66

Net income per share:
Net income per share, basic	$0.04	$0.00

Net income per share, diluted	$0.04	$0.00

Weighted average shares outstanding:
Basic	21,382	22,087

Diluted	21,567	22,727

Summary Financial Data — Continued
(In thousands, except per share data)

Income before interest, taxes, share-based compensation, depreciation and amortization, or adjusted EBITDA(1):

	Three Months Ended
	March 31,
	2009	2008
Net income	$878	$66
Interest income	(9)	(46)
Interest expense	10	19
Income taxes	57	—
Share-based compensation expense	146	153
Depreciation and amortization	1,266	1,246

Income before interest, income taxes, share-based compensation, depreciation and amortization	$2,348	$1,438

(1)	In order to better assess the Company’s financial results, management believes that income before interest, income taxes, share-based compensation, depreciation and amortization (“adjusted EBITDA”) is an appropriate measure for evaluating the operating performance of the Company at this stage in its life cycle because adjusted EBITDA reflects net income adjusted for non-cash and non-operating items. Adjusted EBITDA is also used by many investors to assess the Company’s results from current operations. Adjusted EBITDA is a non-GAAP financial measure and should not be considered as a measure of financial performance under generally accepted accounting principles. Because adjusted EBITDA is not a measurement determined in accordance with generally accepted accounting principles, it is susceptible to varying calculations. Accordingly, adjusted EBITDA, as presented, may not be comparable to other similarly titled measures of other companies.

HealthStream, Inc.
Condensed Consolidated Balance Sheets
(In thousands)

	March 31,	December 31,
	2009	2008(1)
ASSETS
Current assets:
Cash and related interest receivable	$4,790	$4,128
Accounts and unbilled receivables, net (2)	12,179	9,973
Prepaid and other current assets	2,563	2,405
Deferred tax assets, current	357	357

Total current assets	19,889	16,863
Capitalized software feature enhancements, net	4,308	4,393
Property and equipment, net	3,449	3,475
Goodwill and intangible assets, net	25,648	25,885
Deferred tax assets, non current	2,008	2,008
Other assets	512	173

Total assets	$55,814	$52,797

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable, accrued and other liabilities	$4,727	$4,767
Deferred revenue	12,427	10,202
Current portion of long-term debt and capital lease obligations	742	745

Total current liabilities	17,896	15,714
Long-term debt and capital lease obligations, net of current portion	132	320

Total liabilities	18,028	16,034
Shareholders’ equity:
Common stock	95,467	95,321
Accumulated deficit	(57,681)	(58,558)

Total shareholders’ equity	37,786	36,763

Total liabilities and shareholders’ equity	$55,814	$52,797

(1)	Derived from audited financial statements contained in the Company’s filing on Form 10-K for the year ended December 31, 2008.

(2)	Includes unbilled receivables of $1,734 and $1,669 and other receivables of $9 and $10 at March 31, 2009 and December 31, 2008, respectively.

This press release includes certain forward-looking statements (statements other than solely with respect to historical fact), including statements regarding expectations for the financial performance for 2009 that involve risks and uncertainties regarding HealthStream. These statements are based upon management’s beliefs, as well as assumptions made by and data currently available to management. This information has been, or in the future may be, included in reliance on the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such results or events predicted in these statements may differ materially from actual future events or results. The forward-looking statements are subject to significant uncertainties and other risks referenced in the Company’s Annual Report on Form 10-K and in the Company’s other filings with the Securities and Exchange Commission. Consequently, such forward-looking information should not be regarded as a representation or warranty by the Company that such projections will be realized. Many of the factors that will determine the Company’s future results are beyond the ability of the Company to control or predict. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. The Company undertakes no obligation to update or revise any such forward-looking statements.

# # # #